Exhibit 10.2

                              [COMPANY LETTERHEAD]

                              EMPLOYMENT AGREEMENT

Mr. Jeffrey J. Kaplan
4 Marsico Court
Blauvelt, New York 10913

Dear Jeffrey:

      When countersigned by you and delivered to us, this letter confirms our agreement to be employed by BIB Ltd./Sassoon Group, Inc. (the "Company") on he terms set forth in this letter:

      1. You shall be employed as a full-time employee of Company effective as of the commencement of the initial term referred to in paragraph 2. At the time the Company shall close aggregate financing including an equity line of credit in the amount of not less than $2.6 million (before fees and expenses), you shall then assume the position of Executive Vice President and Chief Financial Officer of the Company and shall become a director' of the Company. You shall at all times report to the Chairman, Mark Binder and/or the CEO, Gail Binder. Your office shall be at the Company's New York City offices, and at your home office.

      2. The initial term of your employment shall commence on January 1, 2004, for a period of three years thereafter, unless terminated sooner in accordance with the terms oft : is Letter Agreement. The term of your employment shall automatically be renewed and extended, for successive one-year extension terms, unless you or the Company gives written notice to the other of intention to terminate not later than 1 years prior to the expiration of the initial or then-current extension term. Notwithstanding the foregoing, you shall be entitled, at your election, to terminate your employment within 10 business days following a Change of Control; and in such event you shall be entitled to the severance benefits referred in paragraph 10 below applicable to termination following a Change of Control.

      3. As compensation for your employment and services, you shall be paid a signing bonus of $30,000 on January 2, 2004 and a base salary at an annual rate of $120,000 per year. In the event the Company closes aggregate financing including an equity line of credit of not less than $2.5 Million (before fees and expenses) then for the period from January 1 through June 30, 2004, you shall be paid a base salary at an annual rate of not less than $200,000 per year. In either case, such base salary shall be paid to you in accordance with the standard payroll (including withholding) practices of the Company for executives, as they exist from time to time, but in any event in not less than monthly installments. Starting July 1, 2004, your base salary shall be paid at the rate of not less than $250,000 per year, provided such aggregate financing is reached. Starting July 1, 2005, and annually thereafter for so long as you remain employed by the Company, your salary shall increase at a rate of at least 5% per year. Severance amounts payable under this Letter Agreement shall be paid at the last base salary level on the effective date of the termination.

      4. You and the Company shall agree on terms and targets for a bonus plan for senior executives for each calendar year, designed to provide you with a minimum guaranteed bonus of $50,000 for calendar year 2004, payable in January 2005. Regardless of any bonus plan calculation, you shall receive a minimum bonus of $50,000 for calendar year 2004 payable January 15, 2005. In the event of failure to agree to such bonus plan, a minimum bonus payable as set forth in this paragraph shall be due to you in January 2005 on account of your work in 2004. In the event your employment shall terminate prior to December 31, 2004, you shs11l be paid, within 30 days of termination, a bonus, based on the minimum guarantee stated in this paragraph, which shall be pro rated for.the portion of the year in issue prior to the effective date of your termination.

      5. You shall receive such benefits, and right to participate in benefit programs, as the Company maintains for its regular full-time employees and its executives. Your reasonable and necessary travel and other expenses incurred in connection with the performance of your responsibilities in accordance with Company guidelines shall be reimbursed to you by the Company, subject to presentation of appropriate documentation and receipts in accordance with then applicable Company policy.

      6. You shall be entitled to an annual vacation of three weeks for 2004 and four weeks annual vacation for 2005 and each year thereafter.

      7. As an inducement to your execution of this Letter Agreement, and in compensation, in part, for services you are to provide hereunder, you shall receive if and when during the Term the Company shall close on aggregate financing including an equity line of credit of not less than $2.5 million (before fees and expenses), options to acquire shares of the common stock of the Company. Such options shall be at the closing market price on the day prior to the date on which such aggregate financing closes, and shall be for two million five hundred thousand shares, in the aggregate. Such options shall vest as follows: 100,000 shares vested upon issuance of such options; 100,000 shares to vest on the last business day of each month starting with the month such aggregate financing is dosed, and concluding with the last business day of the 24th month following such closing. In the event your employment is terminated prior to full vesting, for any reason other than Cause, all options shall vest upon such termination. The options shall be exercisable for a period of seven and one-half years from the date of grant. The company shall use its best efforts to obtain registration for all stock that is the subject of these options, within 90 days of the date upon which your right to acquire such stock vests.. If such stock is not registered within 90 days of the vesting date, the Company agrees to redeem all or any portion of such stock, at your election, at the closing market price on the day you request such redemption.

      8. In addition to stock options, if and when during the term the Company shall close on aggregate financing of not less than $2.6 million (before fees and expenses), you shall receive a grant of 500,000 shares of the Company's common stock. The Company shall use its best efforts to obtain registration for such stock within 120 days of issuance. If such stock is not registered within 120 days of the grant date, the Company agrees to redeem all or any portion of such stock, at your election, at the closing market price on the day you request such redemption.


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

      9. In the event the Company terminates your employment without "Cause", or you terminate your employment for Good Reason, you shall be entitled to receive a severance payment in the amount of salary for the remainder of the then-current term of this Letter Agreement, or one year's salary (whichever is the greater) and to continue to receive for such period all benefits available to you as of the time of termination of your employment. In the event that your employment is terminated by the Company or you following a Change of Control, you shall be entitled to a severance benefits referred to in the immediately preceding sentence, except that such severance period shall be increased to two years. Such severance amounts shall be payable, at your option, in a lump sum or on the periodic basis in effect at the time of such termination. You shall receive such lump sum payment within 15 business days of providing written notice to elect such payment method to the Company, following termination of your employment. If severance is payable under this paragraph prior to the payment of your 2004 guaranteed bonus, you shall also receive a payment equal to the minimum amount of such bonus. In the event of any termination entitling you to severance payments under this section, all stock options previously issued shall continue to vest according to the vesting schedule in paragraph 7, and you shall be entitled to the exercise period provided for in the grant of the option. You shall have no obligation to mitigate damages during any severance period or in the event of any breach by the Company of this Letter Agreement, and your entitlement to receive severance or other payments shall not be affected or impaired by whether you are employed in any period after the termination of this Letter Agreement.

      10. (a) "Cause" for termination of your employment by the Company shall mean (1) willful and continuing refusal by you, after written notice, to follow lawful directives of the Chief Executive Officer or of the Board of Directors of the Company; or (2) conviction of a felony; or (3) a financial impropriety in which the Company is successful in prosecuting such claim in court.

            (b) "Good Reason" means a breach by the Company of its obligations under this Letter Agreement, including but not limited to any material change in your duties or responsibilities or compensation, a relocation of your office to more than 75 miles from your residence, in Blauvelt, New York, or a failure to secure the agreement of any successor company to assume all obligations of this Agreement.

            (c) "Change of Control" means any one of the following: (1) any transaction or series of transactions pursuant to which Mark Binder, Gail Binder, and their children, collectively, are no longer the largest shareholders of the Company or no longer beneficially own, directly or indirectly more than 35% of the Company's outstanding voting securities entitled to vote on a regular basis for a majority of the members of the Board of Directors; (2) a change in the composition of the Board of Directors of the Company such that, during any 24 month period, persons who were directors at the beginning of such period cease, for any reason, to continue to constitute a majority of the Board; (3) any merger or other business combination (in one or more transactions) of the Company, unless the Company is the entity surviving and the shareholders of the Company prior to the transaction(s) own and control not less than 60% of the voting power, directly or indirectly, of the surviving entity; (4) the consummation of any plan of liquidation of the Company, or the filing by or against the Company of a petition in Bankruptcy (which is not dismissed within 30 days).

      11. If you become Permanently Disabled during the initial term, or any extension of this Letter Agreement, (a) all outstanding stock options shall continue to vest according to the vesting schedule in paragraph 7 and shall be exercisable during the period provided for in the grant of the stock option; and
(b) the Company will pay to you an amount equal to the salary you would have earned during the then-current term of this Letter Agreement for a six month period. "Permanently Disabled" means unable, for a period of 90 consecutive days, or more, to perform the duties of your position on account of mental or physical injury or illness.


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

      12. The Company agrees that it will indemnify you and hold you harmless for any and all claims made by third persons with respect to any acts taken or omitted by you in the course of or in connection with the performance of your employment hereunder to the fullest and greatest extent permitted by applicable law, and shall purchase, acquire and maintain policies of insurance for Errors and Omissions and Directors' and Officers Liability in the aggregate amount of $5 million.

      13. This Letter Agreement (together with any grant of stock or stock options issued in pursuant hereto) constitutes the entire agreement of the parties concerning the terms and conditions of your employment. This Letter Agreement may be amended only by a writing signed by you and by a duly authorizedd representative of the Company. No modification or amendment of this Letter Agreement shall be effective for any purposes unless set forth in a writing signed by the parties hereto. No failure or delay in exercising any rights under this Letter Agreement shall constitute a waiver or relinquishment of any rights under this Letter Agreement, except as set forth in a writing signed by the party against whom such waiver is sought to be enforced. No waiver of any right under this Letter Agreement at any point in time or for any period shall effect any waiver or relinquishment of rights as to any future period or with respect to any future event.

      14. The Company represents and warrants to you that: (a) the entry into and performance of this Letter Agreement is not prohibited or impaired by any law, rule, regulation, court order or decree, contract or agreement to which the Company is a party or by which it is bound; (b) all formalities required to make this Letter Agreement a binding obligation of the Company have been undertaken; and (c) the person executing this Letter Agreement on behalf of the Company is duly authorized to do so.

      15. This Letter Agreement is entered into by and between you and the Company effective as of the date first written above and shall be deemed, for any and all purposes to have been entered into and to be performed wholly within the State of New York. In the event of any dispute concerning performance or breach of the obligations stated in this Letter Agreement, you and the Company agree that any lawsuit, action or claim with respect thereto shall be filed only in the State or Federal courts located in City, County and, State of New York. You and the Company waive any and all objections to the jurisdiction or venue of any such courts. In the event a lawsuit or other legal proceeding is brought to enforce the terms of this Letter Agreement, you shall be entitled to be reimbursed for any and all reasonable legal expenses incurred by you in connection therewith.

      16. Notices for BIB Ltd./Sassoon should be sent to Mark Binder at Sassoon Group, 1 West 34th Street, loth Floor, New York, NY 10001 with copies to Scott Allinson at Tallman Hudders & Sorrentino, Paragon Centre-Suite 300, 1611 Pond road, Allentown, PA 18104. Notices for Kaplan should be sent to him at 4 Marsico Court, Blauvelt, NY 10913.


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

                                        Very truly yours,


                                        /s/ Mark Binder
                                        ----------------------------------------
                                        Mark Binder
                                        Chairman

Agreed to this 29th day of October, 2003:


/s/ Jeffrey J. Kaplan
-----------------------------------
Jeffrey J. Kaplan


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